Exhibit 5.1

LENNOX INTERNATIONAL INC.

2140 Lake Park Blvd.

Richardson, Texas 75080

May 24, 2019

Lennox International Inc.

2140 Lake Park Blvd.

Richardson, Texas 75080

Re:	Registration Statement on Form S-8 Filed by Lennox International Inc.

Ladies and Gentlemen:

I have acted as counsel for Lennox International Inc., a Delaware corporation (the “Company”), in connection with the registration of 1,454,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, which may be issued or delivered and sold pursuant to the Lennox International Inc. 2019 Equity and Incentive Compensation Plan (the “Plan”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, stock appreciation right, restricted share, restricted share unit, performance share, performance unit, dividend equivalent or other applicable award agreements (collectively, “Award Agreements”) thereunder will be, when issued or delivered and sold pursuant to the Plan and the applicable Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable Award Agreements will be in full force and effect at all times at which such Shares are issued or delivered and sold by the Company, and the Company will take no action inconsistent with such resolutions. In rendering the opinion above, I have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee thereof.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Sarah Wood Braley
Sarah Wood Braley
Chief Counsel, Securities & Worldwide Sourcing